Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES PRELIMINARY RESULTS OF DIRECTOR ELECTIONS AND COURT GRANTS IN PART AFFINITY'S MOTION TO STAY PRELIMINARY INJUNCTION

Las Vegas, NV - May 14, 2013 - Affinity Gaming (“Affinity” or the “Company) today announced that, at its Annual Meeting of Stockholders and based upon a review of the proxies received by the Company to date, that the preliminary results of today's stockholders meeting indicates that the Company's Board has been expanded from 5 directors to 7 directors and that Messrs. Thomas M. Benninger, Matthew A. Doheny, Randall A. Fine, Don R. Kornstein, Richard S. Parisi, David D. Ross and Eric V. Tanjeloff have been elected as directors to hold office until the 2014 annual meeting of stockholders by the vote of approximately two-thirds of the Company's outstanding shares.

In addition, the Company announced that the District Court, Clark County, Nevada yesterday granted, in part, the Company's motion to temporarily stay the preliminary injunction granted by the Court to Z Capital Partners L.L.C. enjoining the Company's Shareholder Rights Plan. Under the Court's ruling, the Company's Shareholder Rights Plan remains in effect for fifteen days from the date of the ruling in order to permit the Nevada Supreme Court to rule on the Company's motion for a stay of the preliminary injunction in that time frame.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
Marc Rubinstein
Senior Vice President, General Counsel and Secretary
(702) 341-2421

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